Exhibit 99.2
Trinity Industries, Inc.
Earnings Release Conference Call – Q3 2024
October 31, 2024

Leigh Anne Mann
Vice President, Investor Relations
Thank you, operator. Good morning everyone. We appreciate you joining us for the Company’s third quarter 2024 financial results conference call.
Our prepared remarks will include comments from Jean Savage, Trinity’s Chief Executive Officer and President, and Eric Marchetto, the Company’s Chief Financial Officer. We will hold a Q&A session following the prepared remarks from our leaders.
During the call today, we will reference certain non-GAAP financial metrics. The reconciliations of the non-GAAP metrics to comparable GAAP measures are provided in the appendix of the quarterly investor slides, which are accessible on our investor relations website at www.trin.net. These slides are under the Events and Presentations portion of the website, along with the Third Quarter Earnings Conference Call event link.
A replay of today’s call will be available after 10:30 a.m. Eastern time through midnight on November 7, 2024. Replay information is available under the Events and Presentations page on our Investor Relations website.
It is now my pleasure to turn the call over to Jean.
E. Jean Savage
Chief Executive Officer and President
Thank you, Leigh Anne, and good morning everyone. Trinity’s third quarter results once again demonstrate strong performance across our business. Our quarterly adjusted EPS of $0.43 represents a $0.17 increase year over year, and operating profit has risen by 22% compared to the previous year. These impressive results are driven by steady progress and consistent performance throughout 2024, which we expect to continue in the fourth quarter. Consequently, we are raising and tightening our full year EPS guidance to a range of $1.70 to $1.80. Eric will provide more details on fourth quarter expectations in his prepared remarks.
Before talking about Trinity’s segment results, I’d like provide an overview of the current market conditions.

Market Update
With just two months remaining in the year, we are confident in our forecast of roughly 40,000 industry deliveries in 2024.
Carloads increased in the third quarter as compared to the third quarter of the previous year, primarily driven by the agriculture and chemical end markets. We expect a large corn and soybean crop harvest, which is also contributing to this carload growth.
Fleet expansion and improvements in railroad service have been key themes in 2024. Rail service continues to trend positively, and as the railroads sustain this type of performance, it should encourage shippers to incorporate more rail shipments in their supply chain management.
And now let’s pivot to the performance of our business in the third quarter.
Segment Performance
Trinity’s business consists of two main segments – the Railcar Leasing and Services Group and the Rail Products Group. I’ll start my comments in the Leasing and Services segment, which includes our leasing, maintenance, and logistics services businesses. I’d like to note that we are particularly pleased with the benefits of aligning our leasing and maintenance businesses into the same segment. This move has resulted in better performance with lower costs.
Leasing and Services
For the segment, revenues increased by approximately 11% compared to the previous year, driven by favorable pricing and a higher volume of external repairs, as well as improved lease rates and net additions to the lease fleet. Additionally, segment operating profit is 20% higher than a year ago. Segment operating margin, including gains, was 39.8% in the quarter, which aligns with our forecasted guidance. Fleet utilization remains favorable at 96.6% for the quarter. We have observed an improvement in utilization so far in the fourth quarter and anticipate concluding the year with a higher utilization rate.
We completed $67 million of lease portfolio sales in the quarter, resulting in gains of $11 million. Our quarterly net fleet investment was $41 million, and year-to-date, we have invested $87 million in our lease fleet.
The Future Lease Rate Differential, or FLRD, was 28.4% for the quarter, marking ten consecutive quarters of double-digit positive FLRD. During these ten quarters, we have re-priced 48% of our fleet,

and the impact of the re-pricing is becoming more evident in our top-line results. We expect this trend to continue as we are consistently re-pricing our fleet upward to market rates, and the North American fleet remains in balance supporting these rates.
The renewal success rate was 78% for the quarter, highlighting that railcar demand remains high and end market economics are supportive of higher lease rates.
As we continue to expand our service offerings, we are encouraged by the progress we are making. Our efforts are gaining traction with our customers as they recognize the value our services bring to their operational efficiency.
Rail Products
Moving to the Rail Products segment, our third quarter operating margin of 8.1% reflects year over year improvement in labor and operational efficiencies and favorable railcar mix. Revenues in the segment were $603 million. This quarter, we observed a slight shift toward tank car deliveries, though production still continues to be significantly led by freight cars. Additionally, as we expected, we shifted more of our production into our fleet as compared to the second quarter. We anticipate these trends to continue in the fourth quarter.
We expect to finish the year with an operating margin in the high end of the forecasted range of 6% to 8% in the Rail Products segment.
During the quarter, we successfully delivered 4,360 new railcars and received 1,810 new railcar orders, ending the quarter with a backlog of $2.4 billion. In the third quarter, we saw several customers deferring their order decisions to the fourth quarter. As a result, we are experiencing strong order activity in the fourth quarter to date. Additionally, customers are expanding their existing orders with tack-on orders.
Conclusion
In conclusion, I am pleased with our business performance this quarter and throughout 2024. Our leasing business continues to operate consistently and favorably, bolstered by a more efficient production operation, a robust maintenance network, and a growing parts and services business that supports our fleet of 144,000 owned and managed railcars.
I will now turn to Eric to discuss the financial statements and provide an update to our outlook for the remainder of the year.

Eric R. Marchetto
Executive Vice President and Chief Financial Officer
Thank you, Jean, and good morning everyone. In the third quarter, our Last Twelve Months Adjusted ROE was 18.3%, above our target range introduced at our Investor Day in June. This reflects consistent operations driving strong net income, balanced with a disciplined approach to managing our balance sheet. I will begin my quarterly comments with the income statement.
Income Statement
In the quarter, we earned revenues of $799 million. External deliveries were slightly lower both sequentially and year over year, but this was partially offset by favorable pricing and mix of maintenance work, improved lease rates, fleet growth, and a favorable mix of railcar deliveries. Quarterly GAAP EPS was $0.44, and adjusted EPS was $0.43.
Balance Sheet
We maintain a positive outlook on our balance sheet position. Our loan-to-value ratio stands at 68.2%, within our target range of 60% to 70%. Additionally, we benefit from a favorable average cost of debt, with our next debt maturity scheduled for late 2025. This strategic positioning allows us to increase the spread over our cost of capital as we continue to re-price our leased assets.
Cash Flow Statement
Moving to the cash flow statement, year-to-date cash flow from continuing operations was $384 million, and we currently have liquidity of $924 million. Trinity’s ability to generate significant cash flow is evident in our 2024 cash performance. Year-to-date, we have returned $77 million through dividends paid and share repurchases, reflecting our commitment to returning capital to shareholders.
We continue to believe that our best use of cash is the investment in, and optimization of, our lease fleet. Year-to-date, we have added $340 million of new railcar builds, secondary market additions, and modifications to our lease fleet. Conversely, we have taken advantage of a strong secondary market to optimize our fleet and have sold $254 million out of our fleet to improve its composition. This includes a $143 million sale in the second quarter to an RIV partner, and those railcars remain under our management. We remain active as a buyer and a seller in the secondary market, and we believe we have capitalized on favorable market conditions to optimize our business returns.

Guidance
I will conclude my remarks with our expectations for the last quarter of the year. As Jean mentioned, we expect industry deliveries of approximately 40,000 railcars in 2024.
Given my prior comments on net lease fleet investment, we are lowering our net fleet investment guidance by $100 million for the year to a range of $200 million to $300 million. The secondary market has proven more attractive than initially expected, and we have realized strong returns from secondary market sales. Consequently, we expect to end the year with approximately $55 million in gains on lease portfolio sales, up from our prior full year expectation of about $40 million. Some of these secondary market sales come from our partially-owned fleet, which will result in the elimination of gains due to minority interest. We anticipate the impact to minority interest to be about $4 million over the third quarter run rate. We continue to expect about 20% to 25% of our new railcar deliveries to go into our lease fleet for the full year, which implies higher eliminations in the fourth quarter.
Our outlook for operating and administrative capital expenditures remains unchanged at $50 million to $60 million.
Finally, with nine months of results now in, we are raising and tightening our EPS guidance. We anticipate ending the year with EPS from continuing operations of $1.70 to $1.80. In February, we introduced our 2024 initial guidance of $1.30 to $1.50, and we have exceeded our starting expectations with the current midpoint of guidance being $0.35 higher than initially projected. This improvement is attributed to our Rail Products Group’s operating margins, which have ramped well this year due to enhanced operational and labor efficiencies, a more favorable mix of maintenance work, higher than expected gains on railcar sales, and a consistently performing core leasing business. In summary, we are pleased to have driven favorable outcomes across our lines of business and expect to conclude 2024 on a positive note. We look forward to updating you during our year-end call in February and providing guidance for 2025 at that time.
Operator, we are now ready to take our first question.

(after Q&A)
E. Jean Savage
Chief Executive Officer and President
Thank you, and I would like to extend my gratitude to the Trinity team for their hard work in driving outstanding results for our business. I am encouraged by our performance, and I look forward to speaking with you again in February, where we will report on our full year 2024 results and outline our plans and guidance for 2025. Thank you all for your continued support of Trinity.